EXHIBIT 99.1

Reliance, Inc. Reports First Quarter 2025 Financial Results

-- Net sales of $3.48 billion with record tons sold, up 9.0% year-over-year (same-store tons sold up 5.6%)
-- Strong gross profit margin of 29.7%
-- EPS of $3.74; non-GAAP EPS of $3.77
-- Repurchased $253.2 million of common stock

SCOTTSDALE, Ariz., April 23, 2025 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) today reported its financial results for the first quarter ended March 31, 2025.

(in millions, except tons sold which are in thousands, per ton and per share amounts)

			Sequential Quarter		Year-Over- Year
	Q1 2025*	Q4 2024	% Change	Q1 2024	% Change
Income Statement Data:
Net sales	$3,484.7	$3,126.6	11.5%	$3,644.8	(4.4%)
Gross profit[1]	$1,033.3	$886.1	16.6%	$1,128.2	(8.4%)
Gross profit margin[1]	29.7%	28.3%	1.4%	31.0%	(1.3%)
Non-GAAP gross profit margin[1,2]	29.7%	28.6%	1.1%	31.0%	(1.3%)
LIFO expense (income)	$25.0	$5.6		$(50.0)
LIFO expense (income) as a % of net sales	0.7%	0.2%	0.5%	(1.4% )	2.1%
LIFO expense (income) per diluted share, net of tax	$0.35	$0.08		$(0.64)
Non-GAAP pretax expense adjustments[2]	$2.3	$21.3		$4.9
Pretax income	$262.4	$133.5	96.6%	$396.2	(33.8%)
Non-GAAP pretax income[2]	$264.7	$154.8	71.0%	$401.1	(34.0%)
Pretax income margin	7.5%	4.3%	3.2%	10.9%	(3.4%)
Net income attributable to Reliance	$199.7	$105.3	89.6%	$302.9	(34.1%)
Diluted EPS	$3.74	$1.93	93.8%	$5.23	(28.5%)
Non-GAAP diluted EPS[2]	$3.77	$2.22	69.8%	$5.30	(28.9%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$64.5	$473.3	(86.4%)	$126.3	(48.9%)
Free cash flow[2]	$(22.4)	$362.4	(106.2%)	$17.6	(227.3%)
Net debt-to-total capital[2]	14.4%	10.2%		2.6%
Net debt-to-EBITDA[2]	0.9x	0.6x		0.1x
Total debt-to-EBITDA[2]	1.1x	0.8x		0.6x

Capital Allocation Data:
Acquisitions, net	$—	$(2.1)		$53.7
Capital expenditures	$86.9	$110.9		$108.7
Dividends	$65.2	$61.2		$65.3
Share repurchases	$253.2	$142.4		$—

Key Business Metrics:
Tons sold	1,628.9	1,444.3	12.8%	1,494.0	9.0%
Tons sold (same-store)	1,565.7	1,390.9	12.6%	1,483.3	5.6%
Average selling price per ton sold	$2,143	$2,170	(1.2%)	$2,442	(12.2%)
Average selling price per ton sold (same-store)	$2,166	$2,194	(1.3%)	$2,449	(11.6%)

* Q1 2025 includes one more shipping day compared to Q4 2024 and one less shipping day compared to Q1 2024.
Please refer to the footnotes at the end of this press release for additional information.

First Quarter 2025 Financial Highlights
Operating results for the first quarter of 2025 were stronger than anticipated due to better-than-expected shipment levels and gross profit margin. The Company’s record 1.63 million tons sold in the first quarter of 2025, representing increases of 9.0% year-over-year and 5.6% on a same-store basis, reflect solid organic growth and contributions from 2024 acquisitions. In addition, shipments during the first quarter benefited from Reliance’s ability to access metal due to our strong domestic mill relationships and certain customers’ acceleration of metal purchases in advance of anticipated carbon steel and aluminum product price increases. Reliance’s average selling price per ton sold decreased slightly compared to the fourth quarter of 2024 mainly due to product mix with a significant increase in carbon steel shipments. A dynamic trade environment supported pricing improvements in March that have continued into April. Continued alignment of replacement costs with inventory costs on hand, along with March selling price increases drove expansion of the Company’s non-GAAP FIFO gross profit margin to 30.4% from 28.8% in the fourth quarter of 2024.

LIFO gross profit margin increased to 29.7% from 28.3% in the fourth quarter of 2024 despite $25.0 million of LIFO expense compared to the Company’s $15.0 million estimate for LIFO income due to higher-than-expected increases in carbon steel product costs. As a result, the Company’s non-GAAP earnings per diluted share of $3.77 include a net unfavorable LIFO per share impact of $0.57 compared to assumptions used in management’s non-GAAP earnings per diluted share guidance of $3.30 to $3.50 for the first quarter of 2025.

Management Commentary
“We delivered stronger than expected results in the first quarter due to our targeted focus on smart, profitable growth, once again demonstrating the resilience of our proven business model and ability of our teams to provide solutions to our customers in a backdrop of significant market uncertainty,” said Karla Lewis, President and Chief Executive Officer of Reliance. “By maintaining our commitment to growth and profitability, we shipped record tons, well in excess of industry shipment trends, while increasing our gross profit margin that expanded 140 basis points quarter-over-quarter, which drove non-GAAP earnings per share well ahead of our expectations.”

Mrs. Lewis continued, “Despite ongoing uncertainty in both domestic and international economic policy, we are encouraged by the positive pricing momentum and continuing stable demand conditions, most notably in our non-residential construction market. We applaud our team for their ability to execute on our strategic profitable growth efforts in a disruptive market. Our model of both buying and selling metal primarily in the U.S. market are positive for Reliance, and our employees, customers and suppliers. We remain confident in our ability to maximize earnings power, while maintaining our consistent focus on increasing value for our stockholders.”

End Market Commentary
Reliance provides a diverse range of metal products and value-added processing services to a wide variety of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the first quarter of 2025 increased 9.0% compared to the prior-year quarter and increased 12.8% compared to the fourth quarter of 2024, exceeding management’s expectations of up 6% to 8%. On a same-store basis, the Company’s first quarter tons sold increased 5.6% compared to the first quarter of 2024, surpassing the industry-wide decline of 0.5% reported by the Metals Service Center Institute.

Demand for non-residential construction (including infrastructure), Reliance’s largest end market by tons, improved from the first quarter of 2024. The Company expects non-residential construction demand to remain at healthy levels in the second quarter of 2025, supported by continued new construction projects across diverse sectors including data centers, energy infrastructure, manufacturing, and public infrastructure.

Demand across the broader manufacturing sectors Reliance serves increased compared to the first quarter of 2024 led by strength in industrial machinery, military, shipbuilding, rail, and heavy construction equipment. Demand in the consumer products and heavy agricultural equipment sectors was up marginally year-over-year, but comparatively weaker than in other segments. Management believes a component of realized demand in the first quarter of 2025 was attributable to demand pull-forward in anticipation of price increases, including tariff actions. Reliance anticipates that demand for its products across the broader manufacturing sector will remain relatively stable in the second quarter of 2025, subject to trade policy action.

Demand in aerospace was stable compared to the first quarter of 2024. Reliance anticipates mildly weaker commercial aerospace demand in the second quarter of 2025, due to excess inventory build in the supply chain and subject to changes in build rates. Demand in the military and space related portions of Reliance’s aerospace business is expected to remain consistent at strong levels in the second quarter of 2025.

Demand for the toll processing services Reliance provides to the automotive market was down slightly compared to the first quarter of 2024. The Company expects demand for automotive toll processing to remain stable in the second quarter of 2025, subject to significant uncertainty on North American trade policy. Reliance’s toll processing operations are flexible and able to quickly adapt to changes in the market.

Demand in the semiconductor market remained depressed compared to the first quarter of 2024. The Company anticipates semiconductor demand will remain under pressure in the second quarter of 2025 due to continued excess inventory in the supply chain.

Balance Sheet & Cash Flow
At March 31, 2025, Reliance’s cash and cash equivalents totaled $277.8 million with total debt outstanding of $1.48 billion, including $330.0 million of outstanding borrowings under the Company’s $1.5 billion revolving credit facility.

Reliance generated cash flow from operations of $64.5 million in the first quarter of 2025, which included a typical seasonal investment in working capital. Reliance continues to generate strong cash flow from operations throughout market cycles that it redeploys to fund execution of the Company’s flexible and opportunistic capital allocation strategies.

Stockholder Return Activity
On February 18, 2025, Reliance increased its regular quarterly dividend by 9.1% to $1.20 per share of common stock, marking the 32nd increase since the Company’s 1994 IPO to a current annual rate of $4.80 per share. On April 21, 2025, the Board of Directors declared a quarterly cash dividend of $1.20 per share of common stock, payable on June 6, 2025 to stockholders of record as of May 23, 2025.

In the first quarter of 2025, outstanding shares were reduced approximately 2% through Reliance’s repurchase of 922,656 shares of its common stock at an average price of $274.41 per share, for a total of $253.2 million. As of April 22, 2025, Reliance has repurchased an additional 301,279 shares of its common stock at an average cost of $265.17 per share for a total of $79.9 million. As of April 22, 2025, $1.02 billion remained available for share repurchases under the Company’s share repurchase program that was replenished to $1.5 billion on October 22, 2024. Since 2020, Reliance has repurchased approximately 16.3 million shares of its common stock at an average cost of $196.48 per share for a total of $3.2 billion.

Ronald McDonald House Charities Nourishing Families Grant Program
Reliance is pleased to announce expansion of its relationship with Ronald McDonald House Charities® (“RMHC®”) with a commitment to donate $10 million over the next five years as the founding sponsor of the Nourishing Families Grant Program. Reliance’s commitment will support RMHC Chapters around the world to provide healthy, nutritious meals to families staying at Ronald McDonald House programs – helping ease daily burdens so parents can focus on their child’s care and recovery. The first round of Nourishing Families grants has been awarded to 32 RMHC Chapters across six continents and Reliance encourages others to join in expanding this essential support for families during their most challenging moments.

Business Outlook
Reliance anticipates demand in the second quarter of 2025 will remain stable across the diversified end markets it serves, despite ongoing uncertainty regarding domestic and international economic policy. Accordingly, the Company estimates its tons sold in the second quarter of 2025 will be down 1.0% to up 1.0% compared to the first quarter of 2025, consistent with seasonal trends supported by healthy demand in the non-residential construction market and continued targeted growth efforts to regain market share, and up 3% to 5% compared to the second quarter of 2024. Reliance also expects its average selling price per ton sold for the second quarter of 2025 will be up 1% to 3% compared to the first quarter of 2025. Reliance anticipates its FIFO gross profit margin will expand in the second quarter of 2025 following pricing improvements in March for certain products that have continued into April. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $4.50 to $4.70 for the second quarter of 2025, which is inclusive of LIFO expense of $25.0 million or $0.35 per diluted share.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s first quarter 2025 financial results and business outlook will be held on Thursday, April 24, 2025 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13752652. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on May 8, 2025, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13752652. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of 320 locations in 41 states and 10 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2024, Reliance’s average order size was $2,980, approximately 50% of orders included value-added processing, and approximately 40% of orders were delivered within 24 hours. Reliance’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, changes in domestic and worldwide political and economic conditions due to, among other factors, U.S. and foreign trade policies and the impact on economic conditions, inflation and the increasing likelihood of an economic recession that could materially impact us, our customers and suppliers, metals pricing, and demand for our products and services; U.S. and foreign trade policies affecting metals product markets and pricing specifically; the possibility that the expected benefits of acquisitions and capital expenditures may not materialize as expected; and the impacts of labor constraints and supply chain disruptions. Deteriorations in economic conditions, including as a result of tariffs or trade barriers, economic policies, inflation, economic recession, slowing growth, outbreaks of infectious disease, or geopolitical conflicts such as in Ukraine and the Middle East, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing or the terms of any financing. The Company cannot at this time predict all of the impacts of domestic and foreign tariffs and trade policies, inflation, product price fluctuations, economic recession, outbreaks of infectious disease, or geopolitical conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

First Quarter 2025 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q1 2025	Q4 2024	Sequential Quarter Change	Q1 2024	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,344.4	1,185.0	13.5%	1,214.8	10.7%	(0.1%)	(14.5%)
Aluminum	84.1	75.8	10.9%	81.8	2.8%	2.3%	(1.2%)
Stainless steel	76.0	67.7	12.3%	75.5	0.7%	(5.3%)	(10.7%)
Alloy	31.5	27.8	13.3%	33.0	(4.5%)	(2.4%)	(3.4%)

	Sales ($'s in millions; % change)
	Q1 2025	Q4 2024	Sequential Quarter Change	Q1 2024	Year-Over-Year Change
Carbon steel	$1,904.2	$1,680.8	13.3%	$2,012.9	(5.4%)
Aluminum	$605.6	$534.2	13.4%	$596.1	1.6%
Stainless steel	$503.2	$473.2	6.3%	$559.9	(10.1%)
Alloy	$158.4	$143.1	10.7%	$171.9	(7.9%)

	Sales by Product ($'s as a % of total sales)
	Q1 2025	Q4 2024	Q1 2024
Carbon steel structurals	12%	12%	11%
Carbon steel plate	12%	11%	11%
Carbon steel tubing	9%	9%	10%
Hot-rolled steel sheet & coil	8%	8%	9%
Carbon steel bar	5%	5%	5%
Galvanized steel sheet & coil	5%	5%	5%
Cold-rolled steel sheet & coil	2%	2%	2%
Carbon steel	53%	52%	53%

Aluminum bar & tube	5%	5%	5%
Heat-treated aluminum plate	5%	5%	5%
Common alloy aluminum sheet & coil	5%	4%	4%
Common alloy aluminum plate	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%
Aluminum	17%	16%	16%

Stainless steel bar & tube	7%	8%	8%
Stainless steel sheet & coil	5%	5%	5%
Stainless steel plate	2%	2%	2%
Stainless steel	14%	15%	15%

Alloy bar & rod	4%	3%	4%
Alloy tube	—	1%	1%
Alloy	4%	4%	5%

Miscellaneous*	6%	6%	5%
Toll processing & logistics	4%	5%	4%
Copper & brass	2%	2%	2%
Other	12%	13%	11%

Total	100%	100%	100%

* Includes titanium, fabricated parts, PVC pipe and scrap.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended
	March 31,
	2025	2024
Net sales	$3,484.7	$3,644.8

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,451.4	2,516.6
Warehouse, delivery, selling, general and administrative (“SG&A”)	690.2	671.5
Depreciation and amortization	68.7	63.6
	3,210.3	3,251.7

Operating income	274.4	393.1

Other (income) expense:
Interest expense	11.5	9.7
Other expense (income), net	0.5	(12.8)
Income before income taxes	262.4	396.2
Income tax provision	61.9	92.4
Net income	200.5	303.8
Less: net income attributable to noncontrolling interests	0.8	0.9
Net income attributable to Reliance	$199.7	$302.9

Earnings per share attributable to Reliance stockholders:
Basic	$3.76	$5.28
Diluted	$3.74	$5.23

Shares used in computing earnings per share:
Basic	53,075	57,340
Diluted	53,399	57,882

Cash dividends declared per common share	$1.20	$1.10

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	March 31,	December 31,
	2025	2024*

ASSETS
Current assets:
Cash and cash equivalents	$277.8	$318.1
Accounts receivable, less allowance for credit losses of $26.0 at March 31, 2025 and $23.2 at December 31, 2024	1,671.8	1,342.0
Inventories	2,114.3	2,026.8
Prepaid expenses and other current assets	135.6	148.2
Income taxes receivable	11.5	60.4
Total current assets	4,211.0	3,895.5
Property, plant and equipment, net	2,573.4	2,544.9
Operating lease right-of-use assets	286.3	275.2
Goodwill	2,165.6	2,161.8
Intangible assets, net	997.0	1,007.2
Cash surrender value of life insurance policies, net	40.5	46.0
Other long-term assets	91.2	91.2
Total assets	$10,365.0	$10,021.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$520.8	$361.9
Accrued expenses	136.7	144.4
Accrued compensation and retirement benefits	155.9	195.2
Accrued insurance costs	53.7	50.4
Current maturities of long-term debt	399.9	399.7
Current maturities of operating lease liabilities	62.9	61.4
Total current liabilities	1,329.9	1,213.0
Long-term debt	1,073.1	742.8
Operating lease liabilities	224.1	214.2
Long-term retirement benefits	28.2	26.9
Other long-term liabilities	58.9	56.8
Deferred income taxes	537.2	537.5
Total liabilities	3,251.4	2,791.2
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—52,889 at March 31, 2025 and 53,715 at December 31, 2024	0.1	0.1
Retained earnings	7,214.5	7,334.7
Accumulated other comprehensive loss	(112.8)	(115.2)
Total Reliance stockholders’ equity	7,101.8	7,219.6
Noncontrolling interests	11.8	11.0
Total equity	7,113.6	7,230.6
Total liabilities and equity	$10,365.0	$10,021.8

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 31,
	2025	2024
Operating activities:
Net income	$200.5	$303.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	68.7	63.6
Stock-based compensation expense	12.2	13.0
Other	6.5	2.8
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(332.1)	(211.6)
Inventories	(85.9)	(114.6)
Prepaid expenses and other assets	80.8	73.9
Accounts payable and other liabilities	113.8	(4.6)
Net cash provided by operating activities	64.5	126.3

Investing activities:
Acquisitions, net of cash acquired	—	(53.7)
Purchases of property, plant and equipment	(86.9)	(108.7)
Other	(0.7)	(15.0)
Net cash used in investing activities	(87.6)	(177.4)

Financing activities:
Proceeds from long-term debt borrowings	788.0	—
Principal payments on long-term debt	(458.0)	—
Cash dividends and dividend equivalents	(65.2)	(65.3)
Share repurchases	(253.2)	—
Taxes paid related to net share settlement of restricted stock units	(11.5)	(23.9)
Other	(18.7)	(1.1)
Net cash used in financing activities	(18.6)	(90.3)
Effect of exchange rate changes on cash and cash equivalents	1.4	(3.9)
Decrease in cash and cash equivalents	(40.3)	(145.3)
Cash and cash equivalents at beginning of year	318.1	1,080.2
Cash and cash equivalents at end of the period	$277.8	$934.9

Supplemental cash flow information:
Interest paid during the period	$10.0	$8.8
Income taxes paid during the period, net	$13.9	$10.2

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2025	2024	2024	2025	2024	2024
Net income attributable to Reliance	$199.7	$105.3	$302.9	$3.74	$1.93	$5.23
Impairment and restructuring charges	2.3	22.3	0.3	0.04	0.41	0.01
Non-recurring settlement (credits) charges	—	(1.0)	4.6	—	(0.02)	0.08
Income tax benefit related to above items	(0.6)	(5.4)	(1.2)	(0.01)	(0.10)	(0.02)
Non-GAAP net income attributable to Reliance	$201.4	$121.2	$306.6	$3.77	$2.22	$5.30

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Pretax income	$262.4	$133.5	$396.2
Impairment and restructuring charges	2.3	22.3	0.3
Non-recurring settlement (credits) charges	—	(1.0)	4.6
Non-GAAP pretax expense adjustments	2.3	21.3	4.9
Non-GAAP pretax income	$264.7	$154.8	$401.1

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Gross profit - LIFO	$1,033.3	$886.1	$1,128.2
Restructuring charges	1.8	8.5	—
Non-GAAP gross profit	1,035.1	894.6	1,128.2
LIFO expense (income)	25.0	5.6	(50.0)
Non-GAAP gross profit - FIFO	$1,060.1	$900.2	$1,078.2

Gross profit margin - LIFO	29.7%	28.3%	31.0%
Restructuring charges as a % of sales	—	0.3%	—
Non-GAAP gross profit margin	29.7%	28.6%	31.0%
LIFO expense (income) as a % of sales	0.7%	0.2%	(1.4% )
Non-GAAP gross profit margin - FIFO	30.4%	28.8%	29.6%

	March 31,	December 31,	March 31,
	2025	2024	2024
Total debt	$1,481.1	$1,151.1	$1,151.4
Less: unamortized debt discount and debt issuance costs	(8.1)	(8.6)	(8.5)
Carrying amount of debt	1,473.0	1,142.5	1,142.9
Less: cash and cash equivalents	(277.8)	(318.1)	(934.9)
Net debt	1,195.2	824.4	208.0
Total Reliance stockholders’ equity	7,101.8	7,219.6	7,932.4
Total capital	$8,297.0	$8,044.0	$8,140.4

Net debt-to-total capital	14.4%	10.2%	2.6%

	Twelve Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Net income	$774.7	$878.0	$1,259.5
Depreciation and amortization	273.8	268.7	247.9
Impairment	11.7	11.7	—
Interest expense	42.1	40.3	38.9
Income taxes	231.4	261.9	368.9
EBITDA	$1,333.7	$1,460.6	$1,915.2

Net debt-to-EBITDA	0.9x	0.6x	0.1x
Total debt-to-EBITDA	1.1x	0.8x	0.6x

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Cash provided by operations	$64.5	$473.3	$126.3
Less: capital expenditures	(86.9)	(110.9)	(108.7)
Free cash flow	$(22.4)	$362.4	$17.6

Reliance, Inc.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, and non-recurring settlement (credits) charges, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance, Inc.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance, Inc. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy. Reliance, Inc. presents free cash flow as a measure of cash generated by its operations that will be used to repay scheduled debt maturities and can be used to invest in growth activities or returned to stockholders.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.